Hennessy Advisors, Inc.

Exhibit 23.2


                          Independent Auditor's Consent





The Board of Directors
Hennessy Advisors, Inc.:


We consent to the incorporation by reference in the registration statement No. 333-98203 on Form S-8 of Hennessy Advisors, Inc. of our report dated November 4, 2002, with respect to the balance sheets of Hennessy Advisors, Inc. as of September 30, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 2002 Annual Report on Form 10-KSB of Hennessy Advisors, Inc.


                                  /s/ KPMG LLP


San Francisco, California
December 19, 2002